EXHIBIT 99.1

Contacts:

Cubist Pharmaceuticals, Inc.	Fleishman-Hillard, Inc.
Eileen C. McIntyre	Jonathan R. Potter
Senior Director, Corporate Communications	(212) 453-2406
(781) 860-8533	potterj@fleishman.com
eileen.mcintyre@cubist.com

CUBIST PHARMACEUTICALS APPOINTS GORDON L. ARCHER, M.D.,
TO ITS BOARD OF DIRECTORS

Lexington, MA, September 6, 2006 — Cubist Pharmaceuticals, Inc. (Nasdaq: CBST) has announced the appointment of Gordon L. Archer, M.D., to its Board of Directors. Dr. Archer is Associate Dean of Research at Virginia Commonwealth University (VCU) School of Medicine, Director of the school’s M.D./Ph.D. program, and Professor of Medicine and Microbiology/Immunology.

Dr. Archer brings more than 30 years of academic medical experience to the Board. He began his career as an Instructor of Medicine in 1974 at the University of Michigan Medical School before moving to VCU as an Assistant Professor of Medicine in 1975. From 1979 to 1985, Dr. Archer was an Associate Professor of Medicine at the school, and in 1981, he also became an Associate Professor of Microbiology/Immunology — positions he held until becoming a full professor in 1985. Dr. Archer also served as Chairman of the Division of Infectious Diseases at VCU from 1992-2005.

The author or co-author of numerous publications and articles, Dr. Archer’s research interests include the genetic basis of bacterial resistance to antimicrobial agents with a focus on antibiotic resistance in staphylococci. He has served on various national committees and has been repeatedly recognized for his work. He is a previous member and chair of the National Institutes of Health (NIH) Study Section on Bacteriology and Mycology and the NIH Study Section on Drug Discovery and Mechanisms of Resistance to Antimicrobials. Additionally, Dr. Archer was a member of the Food and Drug Administration’s Antiinfective Advisory Board and he is currently on the Scientific Advisory Board of Micuron Pharmaceuticals. He received his M.D. from the University of Virginia School of Medicine and completed residency training at the University of Michigan Medical Center, where he also served as Chief Resident and as a Fellow in Infectious Diseases. He received a bachelor of arts in Pre-med and German from Washington and Lee University in Virginia.

About Cubist

Cubist Pharmaceuticals, Inc. is a biopharmaceutical company focused on the research, development and commercialization of antiinfective products that address unmet medical needs in the acute care environment.  In the U.S., Cubist markets CUBICIN® (daptomycin for injection), the first antibiotic in a new class of antiinfectives called lipopeptides.   The Cubist product pipeline includes our lipopeptide program and our natural products screening program.  Cubist is headquartered in Lexington, MA.  Additional information can be found at Cubist’s web site at www.cubist.com.

Cubist Safe Harbor Statement

Statements contained herein that are not historical fact may be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and such statements are subject to a variety of risks and uncertainties. There are a number of important factors that could cause actual results to differ materially from those projected or suggested in any forward-looking statements made by Cubist. These factors include, but are not limited to: (i) whether we will receive, and the potential timing and scope of, regulatory approvals or clearances to market CUBICIN in other countries and for additional indications in the United States and other countries pursuant to our currently planned filings and any filings we determine to make in the future, which filings are subject to approval by the applicable regulatory agency or agencies, regardless of our confidence in the results of the clinical trials supporting such filings; (ii)the level of acceptance of CUBICIN by physicians, patients, third party payors and the medical community; (iii)any changes in the current or anticipated market demand or medical need for CUBICIN; (iv)competition, particularly with respect to CUBICIN; (v)whether the U.S. Food and Drug Administration, or FDA, accepts proposed clinical trial protocols that may be achieved in a timely manner; (vi) our ability to conduct successful clinical trials in a timely manner; (vii) the ability of our third party manufacturers, including our single source provider of API to manufacture sufficient quantities of CUBICIN in accordance with current Good Manufacturing Practices and other requirements of the regulatory approvals for CUBICIN and at an acceptable cost; (viii) our dependence upon collaborations with our partners; (ix) our ability to finance our operations; (x) the effectiveness of our expanded sales force; (xi) potential costs resulting from product liability or other third party claims; (xii) our ability to protect our proprietary technologies; (xiii) our ability to integrate successfully the operations of any business we may acquire and the potential impact of any future acquisition on our financial results; (xiv) our ability to discover, acquire or in-license drug candidates and develop and achieve commercial success for drug candidates; and (xv) a variety of risks common to our industry, including ongoing regulatory review, litigation relating to intellectual property, and legislative or regulatory changes.

Additional factors that could cause actual results to differ materially from those projected or suggested in any forward-looking statements are contained in Cubist’s recent filings with the Securities and Exchange Commission, including those factors discussed under the caption “Risk Factors” in such filings.

Cubist and CUBICIN are registered trademarks of Cubist Pharmaceuticals, Inc.

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